                                EXHIBIT 5.1


                            SULLIVAN & CROMWELL
                          444 South Flower Street
                     Los Angeles, California 90071-2901
                         Telephone:  (213) 955-8000
                         Facsimile:  (213) 683-0457



                                                      June 5, 1995




Standard Brands Paint Company,
   4300 West 190th Street,
      Torrance, California 90509.

Dear Sirs:

            In connection with the registration under the Securities Act of

1933 (the "Act") of 3,392,008 shares of Common Stock, par value $.01 per share, of Standard Brands Paint Company, a Delaware corporation (the

"Company"), 1,570,049 shares of Series A Preferred Stock, par value $.01 per share, of the Company (together with such shares of Common Stock, the

"Securities") and 12,616,970 shares of Common Stock of the Company issuable upon conversion of the Series A Preferred Stock (the "Shares"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  Upon the basis of such examination, we advise you that, in our opinion, the Securities have been validly
issued and are fully paid and nonassessable, and the Shares, when duly issued upon conversion of the Series A Preferred Stock, will be validly issued, fully paid and nonassessable.

            The foregoing opinion is limited to the Federal laws of the

United States and the General Corporation Law of the State of Delaware, and

we are expressing no opinion as to the effect of the laws of any other jurisdiction.

            Also, we have relied as to certain matters on information

obtained from public officials, officers of the Company and other sources believed by us to be responsible.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading

"Validity of Offered Securities" in the Prospectus.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                                Very truly yours,



                                                SULLIVAN & CROMWELL